CONFIDENTIAL


August 20, 1999


Mr. Paul Donovan
2515 Cherokee Trail
Rockford, Illinois   61107

Dear Paul:

This letter extends an offer of employment to you, with the specifics to be as follows:

1.   Position:  You will be employed as Senior Vice President and
     Chief Financial Officer of Wisconsin Energy Corporation (the
     "Company").  In that capacity, you will report directly to me.

2. Base Salary: Base salary will be payable to you at the rate of Three Hundred and Ninety Five Thousand Dollars ($395,000) per year, payable in accordance with the Company's regular payroll practices.

3. Stock Option Award: You will be granted a non-qualified option to purchase 30,000 shares of WEC common stock. The option exercise price will be determined as the fair market value on the date of your employment with the Company, and will vest over a 4 year period, 25% each year. The option will have a 10 year life.

4. Moving Expenses and Temporary Living Expenses; Purchase and Leaseback of Home: The Company will pay or reimburse you for your reasonable moving costs in accordance with standard Company policy, and will reimburse you for temporary living expenses for 60 days maximum. It is understood your family wishes to remain in Rockford so your daughter can complete high school there. The Company will purchase your existing residence (the "Residence") in Rockford for a cash amount equal to its Appraised Fair Market Value, as defined below and simultaneously lease it back to you for the Fair Rental Value, as defined below. For purposes of this paragraph:

     (a) "Fair Market Value" will mean the appraised fair market value as determined by a qualified real estate appraiser familiar with the Rockford area, selected and paid for by the Company and approved by you in writing. We agree to select such appraiser promptly after your date of employment. Alternatively, you may select two appraisers and such appraisers shall then both be asked (at Company expense) to render fair market value opinions and the average of the two opinions shall then be used as the Fair Market Value. The closing of such purchase and sale will occur promptly after the Fair Market Value has been determined and will otherwise be on standard terms and conditions as are customary for residential real estate sales in the Rockford area.

     (b) "Fair Rental Value" will mean a monthly cash amount calculated by first determining the sum of 1/12th of annual interest at 6% on the finally determined Fair Market Value, 1/12th of the current annual real estate taxes on the Residence if known and if not currently known, 1/12th of the annual net real estate taxes that were payable on the Residence for the immediately prior calendar year, and 1/12th of the annual premium on such insurance policy on the Residence as the Company reasonably elects to maintain; 60% of such sum will equal the Fair Rental Value. The Company will prepare a month to month lease reflecting the Fair Rental Value and otherwise containing such standard terms and conditions as are customary for residential leases in the Rockford area.

5. Other Benefits: You will be entitled to participate in all applicable retirement and savings plans and all welfare benefit plans and practices which the Company makes available to its salaried employees generally. In addition:

     (a) You will participate in the Company's short-term incentive plan at a target award level of 50 percent of your base salary. Our incentive plan provides for higher levels of award depending upon performance. At the highest level of performance, the payment can be 200% of target. In addition, the incentive plan provides for an individual performance adjustment based upon your contribution to the Company, which can range from 0.0 to 2.0 and is applied as a multiplier toward the final award. Your 1999 award will be prorated.

     (b) You will participate in the Company's long-term incentive plan. Subject to the approval by the Compensation Committee of the Board of Directors at the time when annual grants to executives are customarily considered, you will be placed in award category which provide an annual option to purchase 30,000 shares of WEC common stock at fair market value at time of award, plus 6,000 shares of restricted stock.

     (c) You will be eligible to participate in the executive deferred compensation plan, which allows deferral of a portion of base salary and performance awards into a nonqualified fund.

     (d) You will be eligible to take up to 5 weeks of vacation annually. Your vacation during the balance of 1999 will be prorated.

     (e) You will participate in a split dollar life insurance program at 3 times your base salary.

     (f) You will be eligible for a financial planning benefit of $4,000 in the first year (prorated for 1999) and every fifth year thereafter, and $2,500 in intervening years.

     (g) You will also participate on a basis commensurate with other senior executives of the Company in any other executive benefits, which currently include an annual physical examination by a physician or clinic of your choice, travel and accident insurance, and various perquisites.

     (h) To the extent that you and your dependents do not participate in the medical and dental benefits, the financial planning benefits and the annual physical exam benefits offered by the Company or any of its affiliates for a period starting with your date of employment and ending on the earlier of the expiration of 36 months thereafter or the first date when you or your dependents first participate in any such benefit (the "Excluded Period"), the Company will extend such benefits to you and your dependents after your employment with the Company ceases for a period of time equal to the Excluded Period, on the same terms and conditions as if your employment had not terminated. This extension of benefits will be in addition to any benefit extension to which you may become entitled under paragraph 6 below.

6.   Change in Control, Severance and Special Pension Agreement:
     You will be afforded protection under an agreement that will provide that if your employment ceases other than for cause in connection with a change in control, you will receive the equivalent of three years of base salary and bonus, three years of medical, dental and life coverage, and a three year extension of service under your special pension agreement described below (which will assume that your compensation during such three-year period would have been equal to your salary and target bonus as in effect immediately before your termination). This agreement will include gross up protection from excise taxes. The agreement will also provide you with protection in the event of termination for anything other than cause in the absence of any change in control. Under those circumstances, you will be provided with the same benefits that would apply if a change in control event had occurred, but without any gross up protection from excise taxes.

     Further, you will be provided with a special pension agreement regarding your participation in the Company's Supplemental Executive Retirement Plan (the "SERP") with respect to monthly benefits "A" and "B." Monthly benefit "A" is designed to make up for any limitations imposed on the amount of your accrued benefit under the Company's tax-qualified defined benefit pension plan (the "Retirement Account Plan") because of benefit limits under Section 415 of the Internal Revenue Code or the limit on annual compensation imposed by Section 401(a)(17) of such Code.
     You will become entitled to monthly benefit "A" upon your retirement at or after age 55, or if you die or become disabled prior to age 55. In addition, you will be entitled to past service credit under monthly benefit "A," calculated as if your participation in the Retirement Account Plan had commenced at age 30 and as if the benefit formula under such pension plan for all periods before December 31, 1995 was the same as that in effect on December 31, 1995, and for all periods after December 31, 1995, pursuant to the actual benefit formula used in such pension plan (including the grandfathered minimum benefit provisions thereof), offset by the value of any benefits payable to you from Social Security which is the actuarial equivalent of a single life annuity benefit payable to you at the later of age 65 or the date when benefits commence under monthly benefit "A." Actuarial equivalency for this purpose shall be determined using the interest rate and mortality table referenced in
     Article VIII of the SERP. Finally, any early retirement reduction factor that would otherwise apply to you at any time between your attainment of age 55 and 62 will be disregarded and in lieu thereof, you will be deemed entitled for purposes of monthly benefit "A" to the following percentages of the calculated benefit:

                Age         % of Benefit "A" Becoming
                                    Payable
                 55                   51%
                 56                   57%
                 57                   75%
                 58                   81%
                 59                   86%
            60 or later               100%

     Monthly benefit "B" is a special supplemental pension benefit equal to a life annuity of 10% of your average total compensation during your highest 36 consecutive months. You will become entitled to monthly benefit "B" on your retirement at or after age 55.

           __________________________________________

All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.
The benefits discussed above in paragraph 6 will be provided under separate agreements to be prepared promptly after the start of your employment with us.

Your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and likewise, you may resign at any time and without notice. This offer also requires successful completion of a pre-employment drug screen.

This offer supersedes all prior discussions and will remain open until August 24, 1999. We look forward to hearing from you and hope that you will join us for what looks to be an exciting future!

Sincerely,



Richard A. Abdoo



Accepted by:    /s/  Paul Donovan
                -----------------------
                     Paul Donovan


Date:     August 20, 1999



Copy to:  Thomas Fehring/Lisa George